Exhibit 99.1

PRESS RELEASE

WHITESTONE REIT ANNOUNCES NINE-MONTH AND
THIRD QUARTER FINANCIAL RESULTS

Houston, TX, November 14, 2008 – Whitestone REIT, a Houston-based real estate investment trust which owns and manages 35 urban commercial properties in Texas and Arizona, today announced financial results for the third quarter and nine months ended September 30, 2008.

Third Quarter Highlights
Debt Refinancing Update

During the third quarter, we made significant progress in refinancing the Company’s short-term variable rate revolving credit facility with longer term (5 to 7 years) non-recourse variable and fixed rate debt.  The loans we have entered into through the date of this earnings release are:

•	In August 2008 we entered into a 7 year non-recourse loan for $11.2 million, at a 6.5% fixed rate which is secured by one of the Company’s office/warehouse properties.

•	In October 2008, we entered into a 5 year non-recourse loan for $24.5 million, at a 6.6% fixed rate which is secured by three of the Company’s office properties.

•	In October 2008, we entered into five separate 5 year non-recourse loans totaling $21.4 million, at a 6.5% fixed rate which are secured by five of the Company’s retail properties.

•
In October 2008, we entered into a 5 year non-recourse loan for $26.9 million at a variable rate of 30 day LIBOR plus 2.6%, which is secured by seven of the Company’s office/warehouse properties.  The rate for the loan, as of November 9th, was 4.14%.

The proceeds from these loans were used to pay-down the balance on the Company’s revolving credit facility and provide capital for (1) improvements to the Company’s current properties and (2) new acquisitions.  These new loans will reduce our cost of debt to 5.7% (*) from our current rate of approximately 7.2%.

(*) Based on the 30 Day LIBOR rate of 1.54% as of November 9, 2008.

Third Quarter Financials

CORPORATE PERFORMANCE
Year to Date Performance:
Nine months ended September 30, 2008 compared to the same period in 2007
•	Operating revenues were $23.1 million, up 6% from $21.7 million for the same period in 2007.

•	Net income was $1.3 million or $0.13 per share, up from net income of $167,000, or
$0.02 per share, for the same period in 2007.

•	Funds From Operations were $2.9 million, or $0.19 per share and unit of beneficial ownership, down 38% from $4.7 million, or $0.30 per share and unit, for the same period in 2007.

•
Total distributions paid to common shareholders of Whitestone REIT and owners of beneficial interest of Whitestone REIT Operating Partnership, LP were $6.8 million, down 1% from $7.1 million for the same period in 2007.

The increase in net income for the nine months ended September 30, 2008 versus the same period in 2007 was primarily the result of a gain of $3.6 million from the exchange of properties, offset by increases in loan fees for the extension of the Company’s revolving credit facility and increased interest costs.

The decrease in FFO for the nine months ended September 30, 2008 from the same period in 2007 was primarily the result of loan fees for the extension of the Company’s revolving credit facility and increased interest costs.

Quarterly Performance: Q3 2008 compared to Q3 2007
•	Operating revenues were $7.6 million, up 3% from $7.4 million for the same period in 2007.

•	Net loss was ($173,000), or ($0.02) per share, versus net income of $172,000, or $0.02 per share, for the third quarter in 2007.

•	Funds From Operations were $1.2 million, or $0.08 per share and unit of beneficial ownership, down 29% from $1.7 million, or $0.10 per share and unit, for the third quarter in 2007.

•
Total distributions paid to common shareholders of Whitestone REIT and owners of beneficial interest of Whitestone REIT Operating Partnership, LP were $2.2 million for the current quarter, or $0.15 per share and unit, down 8% as compared to $2.4 million, or $0.15 per share and unit, for the same period in 2007.

The decrease in FFO and net income for the third quarter of 2008 as compared to the same period of 2007 is primarily the result of loan fees for the extension of the Company’s revolving credit facility in March 2008, and increased interest cost, offset by a reduction in legal fees. The decrease in total distributions was a result of the Company receiving 1.4 million shares and units of beneficial ownership and a five-year standstill agreement with a former shareholder in May 2008 in exchange for two of the Company’s properties.

PROPERTY PERFORMANCE
Quarterly Performance: Q3 2008 compared to Q3 2007
•	As of September 30, 2008, the properties were 86% occupied; an increase of 1 percentage point from September 30, 2007, when occupancy was 85%.

•
Net operating income was $4.3 million and $13.6 million for the three and nine months ended September 30, 2008, respectively, as compared to $4.3 million and $12.9 million for the three and nine months ended September 30, 2007, respectively. While net operating income for the three months remained flat year over year, it increased by 5% for the nine months of 2008.

•	Annualized rent per occupied square foot increased 5% to $12.06 for the third quarter 2008 as compared to $11.44 for the third quarter of 2007.

•	During the current quarter, 53 new and renewal leases were completed, totaling 195,000 square feet and $5.6 million in total lease value.

Commenting on the financial results for the quarter, James C Mastandrea, Whitestone’s Chief Executive Officer, noted, “We are pleased to have taken the step forward in restructuring our debt, and appreciate the confidence our lenders have expressed in our strong management team and our strategic growth plan. The additional capital will be used to geographically diversify and stabilize our portfolio of $250 million in assets. In today’s buyer’s market, we are seeing opportunities to grow creatively, such as through joint ventures and partnerships, and to trade up to more properties our shareholders will be proud to own that appeal to the capital markets.  We have remained focused on building a stronger Whitestone REIT and our ability to steer through the credit crunch and our national financial crisis.”

Supplemental Financial Information

A reconciliation of Funds From Operations to net income is attached at the end of this press release.

Further details regarding Whitestone REIT’s results of operations, properties, and tenants can be accessed at the Company’s web site at www.whitestonereit.com.

Funds From Operations (FFO)

Funds from operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts, is net income (loss) available to common shareholders computed in accordance with generally accepted accounting principles (“GAAP”), then deducting gains (or adding losses) from sales of operating real estate assets and extraordinary items and adding back depreciation and amortization of operating properties, plus the share of unconsolidated real estate joint ventures and partnerships.  We calculate FFO in a manner consistent with the NAREIT definition.

Management uses FFO as a supplemental measure to conduct and evaluate our business because there are certain limitations associated with using GAAP net income by itself as the primary measure of our operating performance.  Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time.  Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that uses historical cost accounting is insufficient by itself.  There can be no assurance that FFO presented by us is comparable to similarly titled measures of other REITs.

FFO should not be considered as an alternative to net income or other measurements under GAAP as an indicator of our operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity.  FFO does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness.

Below is the calculation of FFO and the reconciliation to net income, which we believe is the most comparable GAAP financial measure (in thousands):

Reconciliation of Non-GAAP Financial Measures
($’s in thousands, all amounts include discontinued operations)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net Income (loss)	$(173)	$172	$1,290	$167
Income (loss) allocated to minority interests	(112)	103	725	100
Net Income (loss) before minority interests	(285)	275	2,015	267
Depreciation & amortization of real estate	1,462	1,530	4,414	4,601
(Gain) loss on sale of assets	37	(148)	(3,482)	(148)
FFO	$1,214	$1,657	$2,947	$4,720

About Whitestone REIT
Whitestone REIT owns and operates urban commercial properties serving communities in Houston, Dallas, San Antonio, and Scottsdale, Arizona. For more information, go to www.whitestonereit.com ..

Forward-Looking Statements
Statements included herein that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which by their nature, involve known and unknown risks and uncertainties.  The Company's actual results, performance or achievements could differ materially from those expressed or implied by these statements.  Reference is made to the Company's regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company's performance.

Contact Whitestone REIT:
Anne Gregory, Asst. VP Marketing & Investor Relations
713.827.9595  EXT 3013   agregory@whitestonereit.com

Richard Stern, Stern & Company
212.888.0044  richstern@sternco.com

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